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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                March 31, 2001

                         PANCHO'S MEXICAN BUFFET, INC.
            (Exact name of registrant as specified in its charter)


        Delaware                 0-04678                    75-1292166
(State of incorporation)  (Commission File No.)  (IRS Employer Identification No.)


                              3500 Noble Avenue
                            Fort Worth, Texas 76111
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code:  (817) 831-0081




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Item 5.  Other Events

     On March 31, 2001, Pancho's Mexican Buffet, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Company will be acquired in an all-cash merger transaction for $4.60 per share (the "Merger") by a wholly-owned subsidiary of Pancho's Foods, Inc., a Nevada corporation (the "Acquiror"). Under the terms of the Merger Agreement, a wholly-owned subsidiary of Acquiror (the " Merger Sub"), would be merged with and into the Company and each holder of outstanding shares of the Company's common stock, par value $0.10 per share (the "Shares"), would be entitled to receive $4.60 in cash per share ("Merger Consideration").

     Consummation of the Merger is subject to certain closing conditions, including the obtaining of a finance commitment letter by Acquiror, pursuant to which the lender has committed, subject to the terms and conditions contained in the commitment letter, to provide an aggregate of up to $ 6 million in cash as a senior secured credit facility to Merger Sub. The commitment letter from the lender is required to contain terms reasonably satisfactory to the Company. In addition, Acquiror must have entered into a commitment letter with Mr. Stephen Oyster, an affiliate of Acquiror, pursuant to which Mr. Oyster has committed to provide an aggregate of an amount equal to the aggregate amount of the Merger consideration and all other fees and expenses required to be paid by Acquiror and Merger Sub in connection with the transactions contemplated by the Merger Agreement, less the amount committed by the lender pursuant to its commitment. The Company may terminate the Merger Agreement if such commitments have not been obtained by May 18, 2001, or such other date as the parties may agree upon. The aggregate cash amount to be provided under these commitment letters will be required to be sufficient to pay the aggregate merger consideration and to make all other necessary payments of fees and expenses required to be paid by Acquiror and Merger Sub in connection with the transactions contemplated by the Merger Agreement.

     In addition, the Company may terminate the Merger Agreement if the Company has not received the written opinion of Wells Fargo Van Kasper on or before May 18, 2001, or such other date as the parties may agree upon, to the effect that the Merger consideration is fair to the Company's stockholders from a financial point of view. The Acquiror or Merger Sub may terminate the Merger Agreement, if
(i) the working capital of the Company as of the end of the calendar month immediately prior to the Filing Date (as defined below), including all expenses of the Company in connection with the transactions contemplated by this Agreement, which shall include, but not limited to, legal and accounting fees, the costs associated with the Stockholder Meeting and the Proxy Statement, and the fees of Wells Fargo Van Kasper, is less than -(negative) $3,880,000 or (ii) aggregate same store sales for the period from the beginning of the fiscal year 2001 of the Company through the end of the calendar month immediately prior to Filing Date compared with the aggregate same store sales for the corresponding period of the preceding fiscal year has decreased by more than 10%; or (iii) prior to the Filing Date, the Acquiror and Merger Sub are not able to obtain and deliver the lender commitment described in the preceding paragraph. "Filing Date" means the date the definitive proxy statement to be delivered to the Company's stockholders in connection with the special meeting of stockholders to be held to permit the stockholders to consider approving the Merger Agreement is filed with the Securities and Exchange Commission.

     Further, consummation of the Merger is subject to approval by the Company's common stockholders, as well the fulfillment of other customary closing conditions. The Merger Agreement and the

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transactions contemplated thereby will be submitted for approval at a special meeting of the Company's stockholders. Prior to such meeting, the Company will file a proxy statement with the Securities and Exchange Commission. The acquisition is expected to close by the end of the second quarter of 2001.

     In connection with the Merger, the Company has amended its Stockholder Rights Agreement, dated January 30, 1996 (the "Rights Agreement"), to provide that the provisions of the Rights Agreement will not be applicable to the transactions contemplated by the Merger.

     A copy of the press release of the Company announcing the Merger transaction is filed as Exhibit 99.1 hereto and is incorporated herein by reference. A copy of the Merger Agreement is filed as Exhibit 99.2 and is incorporated herein by reference. A copy of the Amendment to the Rights Agreement is filed as Exhibit 99.3 hereto and incorporated herein by reference.

     The foregoing description of and reference to all of the above-mentioned agreements and documents are qualified in their entirety by reference to the complete texts of the agreements and documents, filed as exhibits to this Current Report on Form 8-K.

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Item 7.  Financial Statements and Exhibits

(c)   Exhibits


99.1  -   Press release dated April 2, 2001.
99.2  -   Agreement and Plan of Merger.
99.3  -   Form of Amendment to Rights Agreement.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PANCHO'S MEXICAN BUFFET, INC


Date:  April 3, 2001          By: /s/ Hollis Taylor
                                  ---------------------------
                                       Hollis Taylor
                                       President and Chief Executive Officer

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                                 EXHIBIT INDEX


Exhibit No.           Description
-----------           -----------

99.1  -  Press release dated April 2, 2001.
99.2  -  Agreement and Plan of Merger.
99.3  -  Form of Amendment to Rights Agreement.

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